Exhibit 99.1

                          NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

                      FOR IMMEDIATE RELEASE

      STAGE STORES, INC. REPORTS 1998 HOLIDAY PERIOD SALES
                 ______________________________

HOUSTON, TX, January 7, 1999 -- Stage Stores, Inc. (NYSE: SGE) today reported that sales for the nine-week holiday period ended January 2, 1999 decreased 3.6% to $296.7 million from $307.7 million for the same period last year. This year's total sales are not comparable to last year since the 1997 holiday period included approximately $36.0 million of liquidation sales associated with the C.R. Anthony stores which were converted in the spring of 1998. Comparable store sales decreased 7.8% during the period.

Year-to-date sales for the forty-eight weeks ended January 2, 1999 increased 10.0% to $1,112.9 million as compared to $1,011.6 million for the prior year period. Comparable store sales for the period decreased 3.3%.

Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "We are extremely disappointed in these sales results which reflect the negative impact of the unseasonably warm weather that persisted throughout all of November and most of December and the resulting increase in promotional activity. The warm fall weather dampened consumers' Christmas buying enthusiasm and caused them to delay their purchases of seasonal apparel. As a result, we significantly increased our promotional activity to stimulate sales of slow moving, weather-sensitive merchandise.
It is important to note that once more normal weather returned the week of Christmas, our comp performance improved and, in fact, was positive for the final two weeks of the month.
However, it was too late in the holiday sales period to make a significant impact on the overall period results. The softness in sales and the increased promotional activity will cause our gross margins to be significantly below our historical experience. Therefore, at this time we anticipate that our earnings for the full fourth quarter will be significantly below current expectations. Our earnings for the fourth quarter will also be dependent upon January's business as well as normal year-end adjustments."

Stage Stores, Inc.
1998 Holiday Period Sales
Page - 2


Mr. Tooker, concluded, "We have prudently managed our inventories during this period of uncertainty in order to ensure that we will end the quarter well positioned to take advantage of the spring selling season."

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company currently operates 680 stores in 34 states, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
                         #          #          #